Exhibit 99.1

MabVax Therapeutics Receives Stockholder Approval for Name Change and Reverse Stock Split Resulting From Merger With Telik

Board of Directors Sets Reverse Split Ratio at 8 to 1 and Approves Capital Structure Improvements

San Diego, CA, September 9, 2014 – MabVax Therapeutics Holdings, Inc. (OTCQB: TELK), a publicly-traded clinical stage cancer immunotherapy company, announced today that stockholders have approved a change in the Company’s name from Telik, Inc. to MabVax Therapeutics Holdings Inc., as well as a change in ticker symbol to MBVX that will likely take effect within the next three weeks. Stockholders also approved a reverse stock split at a ratio in the range of 1:5 to 1:15 and the authorization of additional common and preferred shares. These actions mark the completion of the actions that were originally intended to take effect at the time of the July 8, 2014 merger between MabVax and Telik. More than 70% of all outstanding shares voted in favor of all proposals in the proxy which was sent out on or about July 30, 2014.

At the time of the July 8, 2014 merger, the combined entity was required to evidence compliance with all applicable requirements for initial listing on The NASDAQ Capital Market, including the $4.00 minimum stock price requirement. Due to Telik’s inability to obtain the approval of its stockholders of the 5 to 1 reverse stock split described in Telik’s Proxy Statement, the new combined Company was not able to evidence full compliance with the terms of the NASDAQ Listing Qualifications Panel. As a result, the NASDAQ Panel issued a determination to suspend trading in the Company’s securities on The NASDAQ Capital Market and instead allowed the stock to trade on OTCQB market in the near term until the Company meets the listing requirements. The Company initiated an appeals process on July 9th and implemented a plan to meet the initial listing requirements that included this second stockholder vote.

J. David Hansen, President and CEO of the Company, said, “We are pleased that our new and existing stockholders have helped us achieve these last actions related to our merger transaction. While it will take approximately 20 days for the stock exchange to process the ticker symbol change, the name change and reverse stock splits were effective at the close of market yesterday. We will announce the ticker symbol change as soon as it becomes effective later this month. Through the changes announced today, MabVax is better positioned to be able to meet the NASDAQ initial listing requirements. We continue to execute on our plan to allow us to resolve the remaining listing issues with NASDAQ in the near term. We look forward to the opportunities afforded as a public company and building a strong positive relationship with our shareholders.”

The MabVax board of directors met following the stockholder’s meeting and implemented an 8 for 1 reverse stock split. The board also approved an Amended and Restated Certificate of Incorporation and Certificate of Amendment effectuating the reverse stock split and other actions allowing for the name and ticker symbol change. Prior to the meeting, the board approved certain changes in the

11588 Sorrento Valley Road, Suite 20, San Diego, CA 92121      p: 858-259-9405      f: 858-792-7033

website: www.mabvax.com            email: dhansen@mabvax.com

capital structure of the Company to facilitate the exercise of warrants held by investors. The Company believes this change will simplify and make more transparent the current capital structure allowing future investors the visibility they need to make continued investments in the company. These changes will also bring more common shares of the company’s stock into the public float supporting the Company’s ability to meet NASDAQ initial listing requirements.

About MabVax Therapeutic Holdings, Inc.

On July 8, 2014, MabVax Therapeutics, Inc., merged with a wholly-owned subsidiary of Telik, Inc. (OTCQB) to become MabVax Therapeutics Holdings, Inc. a clinical stage biotechnology company focused on the development of vaccine and antibody based therapies to address unmet medical needs in the treatment of cancer. MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers. Therapeutic vaccines under development were discovered at MSKCC and are exclusively licensed to MabVax prior to the merger. The post-merger company is currently evaluating development programs under way at Telik prior to the merger, in addition to plans to continue developing the existing pipeline at MabVax. Additional information about the Company is available at www.mabvax.com.

Forward Looking Statements

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the effects of the merger transaction between Telik and MabVax, anticipated actions taken by the NASDAQ Panel, the potential for the Company’s shares to trade on the NASDAQ Capital Market, the Company’s s expectations regarding the timing and availability of results from its clinical trials, the timing of commencement of manufacturing of the Company’s clinical trial supplies and additional clinical trials, and the safety and effectiveness of the Company’s drug, vaccine, and antibody-based therapies. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2013 and in the Proxy Statement dated June 3, 2014, as supplemented on June 30, 2014, July 1, 2014 and July 3, 2014. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Contact:

David Hansen

President and CEO

Telik, Inc.

11588 Sorrento Valley Road, Suite 20

San Diego, CA 92121

858-259-9405

dhansen@mabvax.com

11588 Sorrento Valley Road, Suite 20, San Diego, CA 92121      p: 858-259-9405      f: 858-792-7033

website: www.mabvax.com            email: dhansen@mabvax.com

Investors:

Stephanie Carrington

ICR

646-277-1282

stephanie.carrington@icrinc.com

11588 Sorrento Valley Road, Suite 20, San Diego, CA 92121      p: 858-259-9405      f: 858-792-7033

website: www.mabvax.com            email: dhansen@mabvax.com